Exhibit 99.1

Pioneer Announces Sale of its Pioneer Custom Electrical Products, LLC Business Unit, Including E-Bloc

Total Consideration of $50 million in cash and equity including the assumption of certain liabilities

Management to Host Investor Conference Call at 4:30 pm ET on October 30, 2024

FORT LEE, N.J., October 30, 2024 /Business Wire/ — Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today announced it has sold its Pioneer Custom Electrical Products, LLC (“PCEP”) business unit to Mill Point Capital LLC (“Mill Point”), a middle-market private equity firm located in New York City, for $50 million in a cash and equity transaction.

PCEP is the Company’s Electrical Infrastructure business, which provides energy solutions that allow users to effectively and efficiently protect, control, transfer, monitor and manage their electrical energy usage and requirements. PCEP markets many of these solutions under the “E-Bloc” brand.

In a separate press release, Mill Point announced the formation of Voltaris Power LLC (“Voltaris”), an electrical power solutions platform created by acquiring two distinct entities, PCEP and Jefferson Electric, in two independent transactions. Mill Point expects the combination of PCEP and the Jefferson Electric transformer business to allow Voltaris to more effectively serve electric power end markets that are at the heart of the energy transition and re-electrification of America. Pioneer will also receive a minority equity stake in Voltaris as part of the transaction.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, commented, “The divestiture of our E-Bloc business is another critical step forward in the strategic transformation process we initiated in 2022. Pioneer is now solely focused on the growth of our Critical Power and eMobility business to fuel its larger potential. With additional capital we are well-positioned to continue to advance innovative solutions that address the growing grid gap challenges across the U.S. and capture an ever-growing share of a massive market that has yet to be fully addressed.

“We are confident that as part of the new Voltaris platform, the PCEP team will continue to build the business as a leader in the rapidly deployable microgrid, EV charging infrastructure, and unit substations. We expect to continue to collaborate on solutions and combine technologies where they benefit mutual growth and are very pleased to be significant equity participants in this new electrical equipment platform.”

Key Terms of the Agreement

The sale includes a total cash consideration of $48 million and $2 million in equity of Pioneer Investment LLC and the assumption of certain liabilities. Under the terms of the agreement, the Company will contribute 4% of its equity in Pioneer Investment LLC and receive a minority equity ownership position. In addition, Mr. Nathan Mazurek will serve as a member of the Board of Directors of Pioneer Investment LLC. The Company will outline the strategic vision for its business going forward and discuss the use of proceeds and 2025 revenue and profit guidance in a conference call when it reports its third quarter financial results in the next couple of weeks.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on Wednesday, October 30, 2024, to discuss the transaction announced today and Pioneer’s first half of 2024 financial results with the investment community.

Anyone interested in participating should call 1-877-407-0789 if calling within the United States or 1-201-689-8562 if calling internationally. When asked, please reference conference ID: PIONEER.

A replay will be available until Wednesday, November 13, 2024, which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use Access ID: 13749598 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at: https://viavid.webcasts.com/starthere.jsp?ei=1693199&tp_key=40e95ec5ff

About Mill Point Capital LLC

Mill Point Capital LLC is a private equity firm focused on control investments in lower-middle market companies across the Business Services, Industrials and IT Services sectors throughout North America. Mill Point’s experienced team of investors, Executive Partners and Functional Experts seek portfolio company value enhancement through rigorous implementation of transformative strategic initiatives and operational improvements. Mill Point is based in New York, NY. For more information, please visit www.millpoint.com.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully operate its business after the divestiture of its E-Bloc business, (ii) the Company’s ability to successfully increase its revenue and profit in the future, (iii) general economic conditions and their effect on demand for electrical equipment, (iv) the effects of fluctuations in the Company’s operating results, (v) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (vi) the Company’s dependence on two customers for a large portion of its business, (vii) the potential loss or departure of key personnel, (viii) unanticipated increases in raw material prices or disruptions in supply, (ix) the Company’s ability to realize revenue reported in the Company’s backlog, (x) future labor disputes, (xi) changes in government regulations, (xii) the liquidity and trading volume of the Company’s common stock, (xiii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event, (xiv) risks associated with litigation and claims, which could impact our financial results and condition, and (xv) the Company’s ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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